Exhibit 10.59
BROADPOINT GLEACHER SECURITIES GROUP, INC.
2007 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT
          THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”) confirms the grant on February 11, 2010 (the “Grant Date”) by Broadpoint Gleacher Securities Group, Inc., a New York corporation (the “Company”), to Lee Fensterstock (“Employee”) of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:
     Number Granted: 941,176
How Units Vest: 33-1/3% of the Units, if not previously forfeited, will vest on the first anniversary of the Grant Date, 33-1/3% of the Units, if not previously forfeited, will vest on the second anniversary of the Grant Date and 33-1/3% of the Units, if not previously forfeited, will vest on the third anniversary of the Grant Date, provided that Employee continues to be employed by the Company or a subsidiary on each vesting date (each, a “Stated Vesting Date”). In addition, if not previously forfeited, the Units will become vested upon the occurrence of certain events relating to Termination of Employment and certain events relating to a Change of Control (as defined below) in each case to the extent provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the “Terms and Conditions”). The terms “vest” and “vesting” mean that the Units have become non-forfeitable. If Employee has a Termination of Employment prior to the Stated Vesting Date and the Units are not otherwise deemed vested by that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the Terms and Conditions.
Settlement Date: Settlement of vested Units will occur on the earlier of the third anniversary of the Grant Date or when an Employee has had a Termination of Employment (such date being the “Settlement Date”), except settlement shall be deferred in certain cases if required in accordance with Section 8(a) of the Terms and Conditions, and Units that become vested after (and not upon) Termination of Employment shall be settled at the later of the Stated Vesting Date or the date determined in accordance with Section 8(a) of the Terms and Conditions. Units granted hereunder will be settled by delivery of one Share for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents).

          The Units are subject to the terms and conditions of the Company’s 2007 Incentive Compensation Plan (the “Plan”), and this Agreement, including the Terms and Conditions attached hereto. The number of Units, the kind of shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.
          Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units are subject to forfeiture upon Employee’s Termination of Employment in certain circumstances and, as specified in Section 4 of the Terms and Conditions, and (iii) sales of shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees.
          IN WITNESS WHEREOF, BROADPOINT GLEACHER SECURITIES GROUP, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee:		BROADPOINT GLEACHER SECURITIES GROUP, INC.

By:	/s/ Lee Fensterstock	By:	/s/ Peter McNierney
	LEE FENSTERSTOCK		PETER MCNIERNEY
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
          The following Terms and Conditions apply to the Units granted to Employee by Broadpoint Gleacher Securities Group, Inc. (the “Company”), and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the Units, including the number of Units granted, vesting date(s) and Settlement Date, are set forth in the Agreement.
          1. GENERAL. The Units are granted to Employee under the Company’s 2007 Incentive Compensation Plan (the “Plan”). A copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be obtained from the Company upon request. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in the Agreement and this Terms and Conditions but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of the Agreement and this Terms and Conditions and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail. If there is any conflict between the provisions of the Agreement and this Terms and Conditions and the Employment Agreement, the terms of this document shall prevail. By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Executive Compensation Committee (the “Committee”) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination without the consent of an affected Participant shall materially affect the rights of the Employee with respect to the Units.
          2. ACCOUNT FOR EMPLOYEE. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).
          3. NONTRANSFERABILITY. Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.
          4. TERMINATION PROVISIONS. The following provisions will govern the vesting, forfeiture and settlement of the Units that are not vested as of immediately prior to Employee’s Termination of Employment, in each case, unless otherwise determined by the Committee and subject to any delay provided for in Section 8(a) hereof:
          (a) Death or Disability. In the event of (i) Employee’s Termination of Employment due to death or (ii) Employee’s Disability (as defined below), all Units then outstanding, if not previously vested, will immediately vest, and all Units will be settled in accordance with the settlement terms set out in the Agreement, giving effect to any valid deferral election of Employee then in effect.
          (b) Termination by Employee Without Good Reason or by the Company for Cause. In the event of Employee’s Termination of Employment by Employee without Good Reason (as defined below) or by the Company or any Group Entity for Cause, Units not vested at the date of Termination of Employment will be forfeited.
          (c) Termination by the Company Without Cause, other than in connection with a Change of Control. In the event of Employee’s Termination of Employment by the Company or any Group Entity without Cause, which Termination of Employment occurs prior to a Change of Control or more than two years following a Change of Control, Units not vested at the date of Termination of Employment shall not be forfeited, but will continue to vest and be settled in accordance with the vesting and settlement schedules specified in the Agreement, provided that Employee executes a settlement agreement and release and a restrictive covenant agreement substantially as set forth in Section 8(a) of the Employment Agreement, in accordance with and for a term not to exceed eighteen (18) months as provided by the Incentive Compensation Plan.
          (d) Termination by Employee With Good Reason, other than in connection with a Change of Control. In the event of Employee’s Termination of Employment by Employee for Good Reason which occurs prior to a Change of Control or more than two years following a Change of Control, Units not vested at the date of Termination of Employment shall not be forfeited, but will continue to vest and be settled in accordance with the vesting and settlement schedules specified in the Agreement, provided that Employee executes a settlement agreement and release and a restrictive covenant agreement substantially as set forth in Section 8(a) of the Employment Agreement, in accordance with and for a term not to exceed eighteen (18) months as provided by the Incentive Compensation Plan.
          (e) Termination by the Company without Cause or by the Employee for Good Reason in connection with a Change of Control. In the event of Employee’s Termination of Employment (i) by the Company or any Group Entity for without Cause or (ii) by Employee for Good Reason, in each case, during the two-year period following a Change of Control which constitutes a “change in control event” within the meaning of Code Section 409A (a “409A Change of Control”), all Units not vested as of the date of Termination of Employment will immediately vest in full as of the date of Termination of Employment and will be settled in accordance with the settlement schedule specified in the Agreement, giving effect to any valid deferral election of Employee then in effect and the provisions of Section 8(a) of these Terms and Conditions. In the event that such Change of Control is not a 409A Change of Control, all Units not vested as of the date of Termination of Employment will immediately vest in full as of the date of Termination of Employment, but such Units will not be settled until their originally scheduled Stated Vesting Date, giving effect to any valid deferral election of Employee then in effect. Vesting of Employee’s Units pursuant to this Section 4(e) shall be contingent on Employee’s execution of a settlement agreement and release in substantially the form customarily used by the Company prior to the Change of Control transaction.
          (f) Expiration of Employment Period without Continued Employment of Employee by the Company. In the event Employee’s employment terminates as a result of the expiration of the Employment Period (as defined in the Employment Agreement) without continued employment by the Company, Units granted to Employee prior to the Termination of Employment shall continue to vest and be settled in accordance with the vesting and settlement schedules specified in the Agreement, provided that Employee agrees to remain a member of the Board of Directors of the Company in good standing and to meet all obligations of a Board member.
          (g) Certain Definitions. The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with a Group Entity that contains the same or similar defined terms.
          (i) “Cause” has the meaning given in the Employment Agreement.
          (ii) “Change of Control” has the meaning given in the Employment Agreement.
          (iii) “Disability” means “disability” as defined in Code Section 409A.
               (iv) “Employment Agreement” means that certain employment agreement entered into by and between Employee and the Company dated as of September 21, 2007, as amended from time to time.
               (v) “Good Reason” has the meaning given in the Employment Agreement.
               (vi) “Group Entity” means either the Company or any of its subsidiaries and affiliates.

               (vii) “Termination of Employment” means the event by which Employee ceases to be employed by a Group Entity and immediately thereafter is not employed by any other Group Entity and which constitutes a “separation from service” under Code Section 409A and its associated regulations.
          5. DIVIDEND EQUIVALENTS AND ADJUSTMENTS.
          (a) Dividend Equivalents. Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:
               (i) Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee’s Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by cash amount of the dividend or distribution paid on each outstanding Share at such payment date, divided by the Fair Market Value of a share of Common Stock at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.
               (ii) Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.
               (iii) Other Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than additional Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.
          (b) Adjustments. The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof.
          (c) Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which do not result from a dividend or distribution on Shares in the form of cash, shall be subject to the same risk of forfeiture as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit. Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an ordinary dividend or distribution on Shares in the form of cash, shall not be subject to forfeiture and will be settled at the same time as the granted Unit (or if the granted Unit is forfeited, then at the time the granted Unit would have been settled if it were not forfeited). Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder and which result from an extraordinary dividend or distribution on Shares in the form of cash, shall, unless otherwise determined by the Company at the time of such extraordinary dividend or distribution, be subject to the same risk of forfeiture as applies to the granted Unit and, if not forfeited, will be settled at the same time as the granted Unit.
          (d) Changes to Manner of Crediting Dividend Equivalents. The provisions of Section 5(a) notwithstanding, the Company may vary the manner and timing of crediting Dividend Equivalents for administrative convenience, including, for example, by crediting cash Dividend Equivalents rather than additional Units.
          6. ADDITIONAL FORFEITURE PROVISIONS NOT APPLICABLE. The forfeiture conditions set forth in Section 7.4 of the Plan shall not apply to all Units hereunder and to gains realized upon the settlement of the Units, except as specifically stated herein.
          7. EMPLOYEE REPRESENTATIONS AND WARRANTIES AND RELEASE. As a condition to any non-forfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make a representation and warranty that no Forfeiture Event has occurred or is contemplated, and that otherwise the requirements of Section 7 above have been met, and (ii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.
          8. OTHER TERMS RELATING TO UNITS.
          (a) Deferral of Settlement; Compliance with Code Section 409A. Settlement of any Unit, which otherwise would occur at the Settlement Date, will be deferred in certain cases if and to the extent Employee is permitted to defer the Units and timely makes a valid deferral election relating to the Units. Deferrals, whether elective or mandatory under the terms of this Agreement, shall comply with requirements under Code Section 409A. Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event that the terms of this Agreement would subject the Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Employee’s termination of employment, such term shall be deemed to refer to the Employee’s separation from service, within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, if the Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Employee’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Employee’s death. It is understood that Code Section 409A and regulations thereunder may require any elective deferral to comply with Section 409A(a)(4)(C). In addition, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution in settlement of Units would result in Employee’s constructive receipt of income relating to the Units prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt (or, if delayed distribution would not avoid such constructive receipt, distribution will be accelerated to the date that would avoid such constructive receipt, but in no event will distribution occur before the vesting date); and (ii) any rights of Employee or retained authority of the Company with respect to Units hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the Units prior to the distribution and so that Employee shall not be subject to any 409A Penalties.
          (b) Fractional Units and Shares. The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.
          (c) Tax Withholding. Employee shall make arrangements satisfactory to the Company, or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee any amount necessary, to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of the risk of forfeiture (including FICA due upon such lapse) or the settlement of the Units. Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold shares deliverable in settlement of the Units having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares.
          (d) Statements. An individual statement of Employee’s Account will be issued to Employee at such times as may be determined by the Company. Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee. Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees. Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.
          9. MISCELLANEOUS.
          (a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan, and any deferral election separately filed with the Company relating to the grant of Units under the Agreement, constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Employee.
          (b) No Promise of Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.
          (c) Unfunded Plan. Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.
          (d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
          (e) Legal Compliance. Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NASDAQ Global Market or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.
          (f) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 12 East 49th Street, 31st Floor, New York, New York 100017 Attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.